-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED REPORTS 2004 RESULTS

HOUSTON, TEXAS, March 30, 2005 - Reliability Incorporated (REAL.PK) today announced a net loss for the year ended December 31, 2004 of $4,913,000, or $.78 per diluted share, on revenues of $3,187,000. Results for 2004 include charges of $730,000 to record impairment of goodwill, inventories and equipment, of which $52,000 was charged to cost of sales. Results for 2003 were a net loss of $6,539,000 or $1.03 per diluted share, on revenues of $2,042,000, which included charges of $479,000 for asset impairments and $488,000 for severance costs. Results for the fourth quarter ended December 31, 2004 were a loss of $1,033,000 or $.16 per diluted share, which included asset impairment charges of $57,000, on revenues of $703,000. Results for the fourth quarter of 2003 were a net loss of $1,861,000 or $.29 per diluted share, which included asset impairment charges of $479,000 and severance costs of $251,000, on revenues of $697,000.

     Larry Edwards, President and CEO commented, "2004 was another disappointing year for Reliability, especially in our capital equipment segment, which posted a decrease in revenue for 2004. Revenues for 2004 increased 56% above 2003 revenues, which was certainly a welcome change, but remained far below historic levels. The revenue increase was primarily due to a 71% increase in Power Products revenue and an 85% increase in Testing Services revenue. The fourth quarter of 2004 was particularly disappointing, as revenue closed below the forecasted range. The markets the Company serves turned down in every business segment, and we were unable to book sufficient orders to maintain our revenue. Revenue of $703,000 compares to our forecast of $800,000 to $1,000,000 for the fourth quarter of 2004, which broke the string of six consecutive quarters of increasing revenue. A net loss of $0.16 per diluted share was within the range of our forecasted loss of $.15 to $.25 per share.

"Due to the continued lack of sales of the Ezy-Load product, we recorded impairment charges of $730,000, which included $673,000 related to goodwill and $52,000 (charged to cost of sales) related to inventories. We continued to market this product during the fourth quarter of 2004 while we were negotiating with the inventor of the Ezy-Load product to revise the amount and terms of the minimum royalty and the remaining contingent purchase price payments, of which the next scheduled payment was due January 29, 2005. Although we did have some success in negotiating the terms, the low sales and high marketing expense for the product drove our decision to cease manufacturing and marketing the Ezy-Load product in January 2005, and return the purchased assets to the seller. The Company has the contractual right to sell all inventories, demo units, and other associated assets until they are all depleted.

Losses over the past five years have affected the price of our common stock and forced the Company to make some changes in the markets where the stock is traded. Since our equity dropped below $10 million, we transferred our listing from the NASDAQ National Market to the NASDAQ SmallCap Market in July 2004. In February 2005, we were notified by the NASDAQ that as a result of our common stock closing below $1.00 per share for the previous six months, the Company's stock was no longer eligible to trade on the NASDAQ SmallCap Market. As of February 24, 2005, the common stock has been trading on the OTC Bulletin Board or Pink Sheets. Although we were disappointed that the stock no longer trades on NASDAQ, the trading volume has been sustained on the OTC and the cost to the Company is somewhat less per year.

"Our cash was $1.6 million as of December 31, 2004, and our net worth was $5.8 million or $.92 per share. The Company obtained a credit facility of $2.9 million during the fourth quarter of 2004. The facility provides for a $1 million term loan amortized over 20 years, as well as a revolving line of credit of $1.9 million. Both loans are due in eighteen months, with an option to extend for an additional 12 months, subject to certain terms and conditions. As of December 31, 2004, the Company had borrowed $1 million, or the term portion of the facility. The loans are secured by virtually all of the Company's domestic assets. Both loans are callable upon the sale the Company's headquarters building in Houston.

The Company has been actively marketing the property in Houston, as well as an idle facility in North Carolina that is not subject to a lien by the lender, but has not yet received acceptable offers on either property. We believe the loans provide the Company with sufficient liquidity to operate the business throughout 2005 without the sale of either property. We plan to continue to review our expenses and cost controls, as well as to review our portfolio of marketable securities, which, if sold, could provide additional liquidity to fund the ongoing operations of the Company. We plan to continue to invest in the future, but at lower rates, via capital asset investments and research and development for new products, until the markets we serve improve.

"The following statements are forward looking, based on our current expectations, and actual results may differ materially. Conditions in the U.S. and the global economy improved in 2003 and 2004. Semiconductor industry revenues responded by increasing approximately 18% in 2003 and 28% in 2004. However, semiconductor manufacturers have been very reluctant to resume their historic levels of capital spending. U.S. Test and Assembly bookings of new orders increased steadily from approximately $130 million in January 2003 to $365 million in April 2004, for a substantial increase but far below its peak of $766 million in May 2000. Since the bookings peak of April 2004, bookings have had a steady decline through December 2004, when bookings were approximately $137 million. Forecasts for chip industry revenues for 2005 vary from a slight single digit decrease to a slight single digit increase. Almost all call for a decline in the first half followed by improvement in the second half of 2005. Almost all forecasts for 2005 semiconductor equipment revenues call for double-digit decreases. However, when chip companies' are convinced the recovery is sustainable, we believe semiconductor equipment demand should increase quickly since semiconductor manufacturers have held capital spending at historical low levels in comparison to revenue for an extended period of time. Technology has continued to advance, and it seems few have invested heavily in the latest generation of technology. Therefore, we expect the Company's revenue to remain relatively flat in the first half, but improve in the last half of 2005. We are forecasting revenue for the first quarter of 2005 to be between $0.6 and $.8 million and a loss of $.15 to $.25 per diluted share from operations.

"We have refocused and repositioned our products and services to fit with the long-term opportunities and challenges that we expect in the future. The Company's Criteria 18-HD, Criteria 18-HP, and Criteria 20 systems provide logical solutions to semiconductor manufacturers who are manufacturing devices that require equipment that delivers higher power and offers greater heat removal. We believe that the evolution to the finer geometries for semiconductor devices is beginning to accelerate, and the Company is well positioned to meet this challenge. When the semiconductor equipment industry recovers, we believe demand for Testing Products and Services that meet these more stringent technical specifications should lead the recovery. Since the development of the Criteria 20 is essentially complete, we plan to continue to develop features for our systems to keep up with the changing needs and the higher performance that is required. Although we have no firm bookings for the Criteria 20 to announce, we did install a system at a major semiconductor manufacturer on a conditional purchase order in the first week of 2005. Although we will not record any bookings or revenue on the system in the first quarter of 2005, we are forecasting that an order will result from the qualification.

"With a new set of product features and services, we believe the Company is positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially solvent and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in R&D and capital equipment in order to keep the Company positioned for growth in the future."

For more information, see the Company's websites at www.relinc.com.

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services and the ultimate acceptance by the market of new products. Actual results may materially differ from projections.

RELIABILITY INCORPORATED

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)
	Year Ended		Three Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
REVENUES	$ 3,187	$ 2,042	$ 703	$ 697

COSTS AND EXPENSES:
Cost of revenues	3,363	3,403	804	926
Marketing, general and administrative	3,346	3,510	736	896
Research and development	804	1,310	228	142
Asset impairment, restructuring and severance costs	678	967	5	730
Total expenses	8,191	9,190	1,773	2,694
Operating (loss)	(5,004)	(7,148)	(1,070)	(1,997)
Interest income, net	17	57	-	2
Other income	55	430	18	12
(Loss) before income taxes	(4,932)	(6,661)	(1,052)	(1,983)
Provision (benefit) for income taxes	(19)	(122)	(19)	(122)
NET (LOSS)	$(4,913) =====	$(6,539) =====	$(1,033) =====	$(1,861) =====
(LOSS) PER SHARE:
Basic	$( .78) =====	$(1.03) =====	$( .16) =====	$( .29) =====
Diluted	$( .78) =====	$(1.03) =====	$( .16) =====	$( .29) =====
Weighted average shares:
Basic	6,336 =====	6,336 =====	6,336 =====	6,336 =====
Diluted	6,336 =====	6,336 =====	6,336 =====	6,336 =====

RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2004	2003

Current assets:
Cash and cash equivalents	$1,617	$4,454
Accounts receivable	687	476
Inventories	547	772
Other current assets	214	156
Total current assets	3,065	5,858
Property, plant and equipment, at cost, net of accumulated
depreciation of $15,715 in 2004 and $14,915 in 2003	3,196	4,017

Investments	200	231
Goodwill	-	598
Assets held for sale	1,000	1,000
	$7,461	$11,704
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Current liabilities:
Accounts payable	$ 99	$ 429
Accrued liabilities	506	458
Notes payable	1,000	-
Total current liabilities	1,605	887

Deferred tax liabilities	-	33

Stockholders' equity:
Common stock, without par value; 20,000,000 shares
Authorized; 6,690,265 shares issued	9,721	9,721
Retained earnings (deficit)	(2,784)	2,129
Accumulated other comprehensive (loss) income	13	28
Less treasury stock, at cost, 354,300 shares	(1,094)	(1,094)
Total stockholders' equity	5,856	10,784
	$7,461	$11,704
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